Exhibit 3.7

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:22 AM 12/10/2013
FILED 10:53 AM 12/10/2013
SRV 131401451 - 4753418 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HDT GLOBAL, INC.

(under Section 242 of the Delaware General Corporation Law)

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, being an authorized officer of HDT Global, Inc., a Delaware corporation (the “Corporation”), does hereby certify the following:

FIRST: The name of the Corporation is HDT Global, Inc.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on November 13, 2009. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on January 25, 2010.

THIRD: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to change ARTICLE ONE thereof, relating to the name of the Corporation. Accordingly, ARTICLE ONE of the Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

“ARTICLE ONE

The name of the Corporation is Airborne Global, Inc.”

FOURTH: This amendment to the Amended and Restated Certificate of Incorporation of the Corporation was approved by the Board of Directors of the Corporation and by written consent of the sole stockholder of the Corporation.

IN WITNESS WHEREOF, the undersigned affirms as true the foregoing under penalties of perjury, and has executed this Certificate this 10th day of December 2013.

HDT GLOBAL, INC.

By:	/s/ Jason Chamberlain
Name:	Jason Chamberlain
Title:	President and Chief Executive Officer